Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Marilynn Meek

Financial Relations Board

212-827-3773

NEXPOINT RESIDENTIAL TRUST, INC. REPORTS THIRD QUARTER RESULTS

Dallas, TX, November 10, 2016 – NexPoint Residential Trust, Inc. (NYSE:NXRT) reported financial results for the quarter ended September 30, 2016.

Third Quarter 2016 Highlights

•	NXRT paid a third quarter dividend of $0.206 per share of NXRT common stock on September 30, 2016.

•	On November 7, 2016, NXRT’s board of directors approved a quarterly dividend of $0.220 per share of NXRT common stock, a $0.014 per share, or 6.8% increase, over the prior quarter’s dividend. The dividend is payable on December 30, 2016 to stockholders of record on December 15, 2016.

•	Net income totaled $8.8 million, or earnings of $0.33 per common share, which included $9.6 million of gain on sales of four properties, Colonial Forest, Park at Blanding, Willowdale Crossings and Jade Park, and depreciation and amortization of $8.7 million, compared to net income of $16.6 million, or earnings of $0.69 per common share, for the second quarter of 2016, which included $16.4 million of gain on sales of three properties, Meridian, Park at Regency, and Mandarin Reserve, and depreciation and amortization of $8.1 million.

•	FFO¹, net of four dispositions made during the quarter, totaled $6.9 million, or $0.32 per common share, compared to $7.2 million, or $0.34 per common share, for the second quarter of 2016.

•	AFFO¹ totaled $16.2 million, or $0.76 per common share, which included $8.0 million, the Company’s share of gain on sales of four properties. This compared to $22.5 million, or $1.06 per common share, for the second quarter of 2016, which included $14.8 million, the Company’s share of gain on sales of three properties.

•	NOI¹ was $17.1 million for the third quarter of 2016, compared to $17.4 million for the second quarter of 2016.

•	Total revenues were $33.1 million for the quarter, compared to $33.7 million for the second quarter of 2016.

•	Same Store total revenues, NOI and occupancy increased 10.2%, 12.8%, and 48 basis points to 93.9%, respectively, as compared to the third quarter of 2015.

•	The weighted average effective monthly rent per unit across all 36 properties held as of September 30, 2016, consisting of 11,626 units, was $848, while physical occupancy was 93.6%.

•	NXRT completed upgrades on 538 units and leased 569 upgraded units during the third quarter of 2016, achieving a 21.2% ROI on those units. Since inception, we have completed 4,118 upgrades and achieved a $85 average monthly rental increase per unit, equating to a 21.2% ROI on all units leased through September 30, 2016.

•	On June 15, 2016, the Company’s Board of Directors authorized the repurchase of up to $30.0 million of the Company’s common stock. During the third quarter, NXRT purchased 76,214 shares of its common stock at a total cost of approximately $1,435,000, or $18.83 per share. As of November 9, 2016, the Company had purchased a total of 233,346 shares of its common stock under the share repurchase program at a total cost of approximately $4,279,000, or $18.34 per share.

•	As mentioned above, the Company completed the disposition of four properties during the quarter: Colonial Forest and Park at Blanding in Jacksonville, Florida, Willowdale Crossings in Frederick, Maryland, and Jade Park in Daytona Beach, Florida for a combined $69.7 million of gross sale proceeds. The Company recognized a $9.6 million gain on the sales while the investments returned an approximate cumulative levered IRR of 17.27% and an approximate equity multiple of 1.39x. The exit from the entire Jacksonville portfolio yielded a 31.5% IRR and 1.62x equity multiple over a 24 month hold period.

1AFFO, FFO and NOI are non-GAAP measures. For reconciliations of AFFO, FFO and NOI to net income and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.

“Having fixed $400 million, or 73.2% of our floating rate debt (swapping LIBOR for 0.9956% for five years), successfully disposing of seven properties, buying back approximately $4.3 million of the Company’s stock and redeploying capital into more attractive opportunities in West Palm Beach and Phoenix, we feel it is an appropriate time to increase our quarterly dividend and target a payout ratio of 60 to 65% of our annual funds from operations (FFO). We remain bullish on the internal growth prospects within our existing portfolio and investment opportunities in workforce housing across our core markets and look forward to continuing to deliver value and results for our residents and our stockholders,” stated, NXRT Chairman and President, Jim Dondero.

Third Quarter Financial Results

The Company recorded net income in the third quarter of 2016 of $8.8 million, which included gain on sales of real estate of $9.6 million and depreciation and amortization of $8.7 million. This compared to a net loss of $(0.9) million for the third quarter of 2015, which included depreciation and amortization of $9.1 million. For the nine months ended September 30, 2016, NXRT had net income of $25.7 million, which included $25.9 million of gain on sales of real estate and $26.4 million of depreciation and amortization. This compared to net loss of $(9.0) million for the nine months ended September 30, 2015, which included depreciation and amortization of $30.8 million.

For the three months ended September 30, 2016, FFO was $6.9 million, or $0.32 per common share, and AFFO was $16.2 million, or $0.76 per common share. For the nine months ended September 30, 2016, FFO was $22.7 million, or $1.07 per common share, and AFFO was $48.0 million, or $2.25 per common share.

The change in the Company’s net income (loss) for the quarter ended September 30, 2016 as compared to the quarter ended September 30, 2015, primarily relate to strong year-over-year performance of our same store portfolio and the disposition of four properties during the third quarter of 2016, as compared to no dispositions during the third quarter of 2015.

Same Store Properties Operating Results

The Company’s Same Store property pool at September 30, 2016 included 32 properties totaling 10,292 units, or approximately 88.5% of the Company’s 11,626 units. These Same Store properties represented approximately 85.7% of NXRT’s NOI for the quarter ended September 30, 2016.

Same Store total revenues, NOI, and occupancy increased 10.2%, 12.8%, and 48 basis points to 93.9%, respectively, in the third quarter of 2016, compared to the third quarter of 2015.

Disposition of Assets

During the third quarter, the Company completed the disposition of Colonial Forest and Park at Blanding in Jacksonville, Florida, Willowdale Crossings in Frederick, Maryland, and Jade Park in Daytona Beach, Florida for a combined $69.7 million of gross sale proceeds, generating an approximate cumulative levered IRR of 17.27% and an approximate equity multiple of 1.39x. Net proceeds from the dispositions were used to retire existing debt, buy back stock and to partially fund the Company’s acquisition of The Colonnade (through a 1031 like-kind exchange of Willowdale Crossings) subsequent to quarter end. The exit from the Jacksonville portfolio yielded a 31.5% IRR and 1.62x equity multiple over a 24 month hold period.

Value-Add Programs

For the three months ended September 30, 2016 and 2015, we completed full and partial interior rehabs on 538 and 696 units, respectively. For the nine months ended September 30, 2016 and 2015, we completed full and partial interior rehabs on 1,475 and 1,543 units, respectively.

The following table sets forth a summary of our capital expenditures related to our value-add program for the three and nine months ended September 30, 2016 and 2015 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Rehab Expenditures	2016	2015	2016	2015
Interior (1)	$2,439	$4,773	$7,136	$8,122
Exterior and common area	1,746	8,213	8,078	18,059

Total rehab expenditures	$4,185	$12,986	$15,214	$26,181

(1)	Includes total capital expenditures during the period on completed and in-progress interior rehabs.

Bridge Facility

During the nine months ended September 30, 2016, the Company paid down the entire $29.0 million of principal on its bridge facility, which was funded with $18.0 million of the Company’s share of proceeds, net of distributions to noncontrolling interests, from the sales of Park at Regency and Mandarin Reserve, $9.0 million of proceeds drawn under the Company’s Credit Facility and $2.0 million of cash on hand. The Bridge Facility was retired on August 2, 2016.

Interest Rate Swap Agreements

In order to fix a portion of, and mitigate the risk associated with, the Company’s floating rate indebtedness (without incurring substantial prepayment penalties or defeasance costs typically associated with fixed rate indebtedness when repaid early or refinanced), the Company, through the OP, has entered into four interest rate swap transactions with KeyBank (the “Counterparty”) with a combined notional amount of $400.0 million. The interest rate swaps effectively replace the floating interest rate (one-month LIBOR) with a weighted average fixed rate of 0.9956%. During the term of these interest rate swap agreements, the Company is required to make monthly fixed rate payments of 0.9956%, on a weighted average basis, on the notional amounts, while the Counterparty is obligated to make monthly floating rate payments based on one-month LIBOR to the Company referencing the same notional amounts. The Company has designated these interest rate swaps as cash flow hedges of interest rate risk.

The following table contains summary information regarding the Company’s outstanding interest rate swaps (dollars in thousands):

Trade Date	Effective Date	Termination Date	Notional Amount	Fixed Rate		Floating Rate Option (1)
May 13, 2016	July 1, 2016	June 1, 2021	$100,000	1.1055%		One-month LIBOR
June 13, 2016	July 1, 2016	June 1, 2021	100,000	1.0210%		One-month LIBOR
June 30, 2016	July 1, 2016	June 1, 2021	100,000	0.9000%		One-month LIBOR
August 12, 2016	September 1, 2016	June 1, 2021	100,000	0.9560%		One-month LIBOR

			$400,000	0.9956	% (2)

(1)	As of September 30, 2016, one-month LIBOR was 0.5311%.
(2)	Represents the weighted average fixed rate of the interest rate swaps.

Third Quarter 2016 Dividend

On August 9, 2016, the Company declared its sixth consecutive quarterly dividend of $0.206 per share of NXRT common stock, which was paid on September 30, 2016 to stockholders of record on September 15, 2016.

Share Repurchase Program

During the nine months ended September 30, 2016, the Company purchased 81,214 shares of its common stock at a total cost of approximately $1,524,000, or $18.76 per share. The cost of these shares is included in common stock held in treasury at cost on the consolidated balance sheet as of September 30, 2016. As of September 30, 2016, the Company had 21,293,825 million shares of its common stock issued and 21,212,611 shares outstanding. Subsequent to September 30, 2016 and through November 9, 2016, the Company purchased 152,132 shares of its common stock under its share repurchase program, at a total cost of approximately $2,756,000, or $18.11 per share. As of November 9, 2016, the Company had purchased a total of 233,346 shares of its common stock under its share repurchase program at a total cost of approximately $4,279,000, or $18.34 per share, which will be included in common stock held in treasury at cost on the Company’s consolidated balance sheet. As of November 9, 2016, the Company had 21,293,825 million shares of its common stock issued and 21,060,479 shares outstanding.

Subsequent Events

On October 11, 2016, NXRT acquired The Colonnade, a 415-unit property in Phoenix, Arizona, for $44.6 million. The Company expanded its Credit Facility and used $29.5 million of proceeds drawn to fund a portion of the purchase price, as well as proceeds, net of distributions to noncontrolling interests, from the sales of Willowdale Crossings and Jade Park and cash on hand. This is the Company’s third acquisition in Phoenix in the last 14 months, expanding NXRT’s footprint in the market to 1,199 units and bringing NXRT’s total portfolio to 37 properties consisting of 12,041 units in 10 markets as of November 10, 2016.

The Company acquired the following property subsequent to September 30, 2016 (dollars in thousands) (unaudited):

Property Name	Location	Date of Acquisition	Purchase Price	Debt	# Units	Noncontrolling Interest	Effective Ownership
The Colonnade	Phoenix, Arizona	October 11, 2016	$44,600	$29,500	415	3%	97%

Dividend Increase

On November 7, 2016, NXRT’s board of directors approved a quarterly dividend of $0.220 per share of NXRT common stock, a $0.014 per share, or 6.8% increase, over the prior quarter’s dividend. The dividend is payable on December 30, 2016 to stockholders of record on December 15, 2016.

2016 Full Year Guidance

At this time, the Company reaffirms updated full year 2016 guidance for NOI, FFO and AFFO as disclosed in the Company’s June 2016 Investor Presentation. AFFO guidance excludes gain on sales.

•	NOI: $68.0 million - $70.0 million

•	FFO: $1.38 - $1.47 per share

•	AFFO: $1.46 - $1.55 per share

See the “Definitions and Reconciliations” section of this press release for a reconciliation of 2016 Full Year Non-GAAP Guidance to 2016 Full Year net income guidance.

Additional information on third quarter results and 2016 financial and earnings guidance is included in supplemental data that can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Supplemental Information

Supplemental information to this press release can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com. Our filings with the Securities and Exchange Commission are filed under the registrant name of NexPoint Residential Trust, Inc.

Third Quarter Earnings Conference Call

NXRT will host a call to discuss its third quarter results on Thursday, November 10, 2016 at 11:00 a.m. ET. The number to call for this interactive teleconference is (800) 344-6698, or for international callers, (785) 830-7979 in each case using passcode 7206789. A live audio webcast of the call will be available online at the Company’s website, http://www.nexpointliving.com (under “Investor Relations”).

A replay of the call will be available approximately two hours after the call through Thursday, November 17, 2016, by dialing (888) 203-1112, or for international callers, (719) 457-0820 and entering the confirmation number, 7206789.

Fourth Quarter Conference Schedule

The Company is scheduled to participate in the NAREIT’s REITWorld Conference in Phoenix, Arizona, from November 15-17, 2016. During this conference, management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available on the Company’s website at http://www.nexpointliving.com/presentations one business day in advance of the conference.

About NXRT

NexPoint Residential Trust is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on acquiring, owning and operating well-located middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. NXRT is externally advised by NexPoint Real Estate Advisors, L.P., an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. More information about NXRT is available at http://www.nexpointliving.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “anticipate,” “intend” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding expected dividend rates, the delivery of value and results to our residents and stockholders and NXRT’s guidance for financial results for the full year 2016. They are not guarantees of future results and are subject to risks, uncertainties, assumptions and anticipated sales of properties that could cause actual results to differ materially from those expressed in any forward-looking statement. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s other filings with the Securities and Exchange Commission (the “SEC”) for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by law, NXRT does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Definitions and Reconciliations

This press release includes analysis of funds from operations, or FFO, adjusted funds from operations, or AFFO, and net operating income, or NOI, all of which are non-GAAP financial measures of performance. These non-GAAP measures should be used as a supplement to, and not a substitute for, net income (loss) computed in accordance with GAAP. For a more complete discussion of FFO, AFFO, and NOI, see our Annual Report on Form 10-K for the year ended December 31, 2015 and our other filings with the SEC.

This press release also includes an analysis of our Same Store properties, which are defined as those that are stabilized and comparable for both the current and the prior reporting year. Same Store analysis for the third quarter of 2016 includes 32 properties totaling 10,292 units, or approximately 88.5% of the Company’s 11,626 units.

FFO and AFFO

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations, or AFFO, are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO attributable to common stockholders in accordance with NAREIT’s definition. Our presentation differs slightly in that we begin with net income (loss) loss before adjusting for noncontrolling interests and show the noncontrolling interests as an adjustment to arrive at FFO attributable to common stockholders. AFFO is calculated by adjusting our FFO by adding back items that do not reflect ongoing property operations, such as acquisition expenses, equity-based compensation expenses, the amortization of deferred loan costs, the ineffective portion of fair value adjustments on our interest rate derivatives designated as cash flow hedges, prepayment penalties incurred on the early retirement of debt, and the noncontrolling interests related to these items. AFFO will also be adjusted to include any gains (losses) from sales of property to the extent excluded from FFO and exclude relevant noncontrolling interests. We also present AFFO excluding the impact of sales of real estate.

We believe that the use of FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful.

The following table reconciles our calculations of FFO and AFFO to net income (loss), the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2016 and 2015 (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$8,825	$(890)	$25,712	$(9,047)
Depreciation and amortization	8,667	9,135	26,363	30,795
Gain on eminent domain (1)	—	(158)	—	(158)
Gain on sales of real estate	(9,562)	—	(25,932)	—
Adjustment for noncontrolling interests	(1,021)	(1,088)	(3,401)	(2,889)

FFO attributable to common stockholders	6,909	6,999	22,742	18,701

FFO per share - basic	$0.32	$0.33	$1.07	$0.88

FFO per share - diluted	$0.32	$0.33	$1.07	$0.88

Acquisition costs	386	618	386	2,787
Gain on eminent domain (1)	—	158	—	158
Amortization of deferred financing costs	799	268	1,782	809
Gain on sales of real estate	9,562	—	25,932	—
Prepayment penalties	474	—	827	—
Equity-based compensation expense	296	—	296	—
Change in fair value on derivative instruments - ineffective portion	(599)	—	(599)	—
Adjustment for noncontrolling interests	(1,657)	(125)	(3,413)	(391)

AFFO attributable to common stockholders	16,170	7,918	47,953	22,064

AFFO per share - basic	$0.76	$0.37	$2.25	$1.04

AFFO per share - diluted	$0.76	$0.37	$2.25	$1.04

(1)	On August 4, 2015, The Department of Transportation of the State of Georgia (“DOT”), through exercise of eminent domain, appropriated 0.966 acres of land and certain access rights from The Crossings in Marietta, GA and paid the sum of approximately $326,000 as just and adequate compensation. The Company recognized a gain on eminent domain of approximately $158,000. Due to immateriality, the gain on eminent domain was included in Other Income for the three and nine months ended September 30, 2015.

The following table reconciles our calculations of FFO and AFFO to net income, the most directly comparable GAAP financial measure, for the three months ended June 30, 2016 and 2015:

	Three Months Ended June 30,
	2016	2015
Net income (loss)	$16,596	$(2,266)
Depreciation and amortization	8,084	10,050
Gain on sales of real estate	(16,370)	—
Adjustment for noncontrolling interests	(1,120)	(1,063)

FFO attributable to common stockholders	7,190	6,721

FFO per share – basic and diluted	$0.34	$0.32

Acquisition costs	—	238
Amortization of deferred financing costs	659	234
Gain on sales of real estate	16,370	—
Equity-based compensation expenses	—	—
Adjustment for noncontrolling interests	(1,696)	(49)

AFFO attributable to common stockholders	22,523	7,144

AFFO per share – basic and diluted	$1.06	$0.34

Net Operating Income

NOI is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties to other comparable properties, to determine trends in earnings and to compute the fair value of our properties as NOI is not affected by (1) the cost of funds, (2) acquisition costs, (3) non-operating fees to affiliates, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) corporate general and administrative expenses, (6) other gains and losses that are specific to us, and (7) expenses that are not reflective of the ongoing operations of the properties or incurred on behalf of the Company at the property level for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of noncontrolling interests, details our NOI for the three and nine months ended September 30, 2016 and 2015 and our Same Store NOI for the three months ended September 30, 2016 and 2015 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$8,825	$(890)	$25,712	$(9,047)
Adjustments to reconcile net income (loss) to NOI:
Advisory and administrative fees	1,698	1,454	4,944	4,170
Corporate general and administrative expenses	1,023	817	2,649	1,648
Property general and administrative expenses and other (1)	346	(56)	627	514
Depreciation and amortization	8,667	9,135	26,363	30,795
Interest expense	5,679	4,622	17,372	12,869
Gain on sales of real estate	(9,562)	—	(25,932)	—
Acquisition costs	386	618	386	2,787

NOI	$17,062	$15,700	$52,121	$43,736

Less Non-Same Store
Revenues	(5,139)	(5,424)
Operating expenses	2,691	2,679

Same Store NOI	$14,614	$12,955

(1)	Adjustment to net income (loss) to exclude expenses that are not reflective of the ongoing operations of the properties or incurred on behalf of the Company at the property for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of noncontrolling interests, details our NOI for the three months ended June 30, 2016 and 2015 (in thousands):

	Three Months Ended June 30,
	2016	2015
Net income (loss)	$16,596	$(2,266)
Adjustments to reconcile net income (loss) to NOI:
Advisory and administrative fees	1,630	1,439
Corporate general and administrative expenses	844	831
Property general and administrative expenses (1)	130	309
Depreciation and amortization	8,084	10,050
Interest expense	6,467	4,239
Gain on sales of real estate	(16,370)	—
Acquisition costs	—	238

NOI	$17,381	$14,840

(1)	Adjustment to net income (loss) to exclude expenses that are not necessarily reflective of the ongoing operations of the properties or incurred on behalf of the Company at the property for expenses such as legal, professional and franchise tax fees.

Same Store Properties

We review our stabilized multifamily communities on a comparable basis between periods. Our Same Store properties are defined as those that are stabilized and comparable for both the current period and the same period for the prior reporting year. There are 32 properties meeting this definition for the third quarter of 2016: Miramar, Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Silverbrook, Timberglen,

Toscana, The Grove at Alban, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Courtney Cove, The Summit at Sabal Park, Timber Creek, Belmont at Duck Creek, Radbourne Lake, The Arbors, The Knolls, The Crossings at Holcomb Bridge, The Crossings, Regatta Bay, Sabal Palm at Lake Buena Vista, Southpoint Reserve at Stoney Creek, Twelve 6 Ten at the Park, Cornerstone, The Preserve at Terrell Mill, Dana Point, Heatherstone, Versailles, and Seasons 704.

Reconciliation of Guidance for 2016 NOI, FFO and AFFO

The Company anticipates that net income (loss) will be in the range between $(2.4) million to $(1.4) million for the full year and between $(2.1) million to $(1.1) million for the fourth quarter of 2016, excluding the impact of sales of real estate which is anticipated to be approximately $25.9 million for the full year 2016 and $0.0 million for the fourth quarter 2016. The difference between net income (loss) and FFO is depreciation and amortization, which is anticipated to be $35.1 million to $36.1 million for the full year 2016. The difference between FFO and AFFO is acquisition costs, which is anticipated to total approximately $0.9 million for the full year 2016, amortization of deferred financing costs, to the extent excluded from FFO, which is anticipated to total approximately $2.0 million for the full year 2016, and equity based compensation expense, which is anticipated to total approximately $0.8 million for the full year 2016. The difference between net income (loss) and NOI is advisory and administrative fees, corporate general and administrative expenses, certain property general and administrative expenses (see Note 1 below), depreciation and amortization, interest expense, acquisition costs which are anticipated to total approximately $70.4 million to $71.4 million for the full year and $18.5 million to $19.5 million for the fourth quarter of 2016. 2016 Full Year Guidance assumes we own all properties as of September 30, 2016 for the full year 2016. For purposes of the weighted average shares outstanding during the period, the Company assumes the shares outstanding as of November 9, 2016 remain outstanding through December 31, 2016.

In this release, “we,” “us,” “our,” the “Company,” “NexPoint Residential Trust,” and “NXRT” each refer to NexPoint Residential Trust, Inc., a Maryland corporation.

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